UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2007

GigaBeam Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	000-50985	20-0607757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA	20170
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(571) 283-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2007, we appointed Mr. Samuel J. Lawrence to serve as our President and Chief Operating Officer. Mr. Lawrence has been employed by GigaBeam since March 20, 2006, and has served as our Vice President of Sales since October 2, 2006. Mr. Lawrence has held other positions with GigaBeam including Vice President of National Sales and Vice President of Government Sales.

In connection with his new positions, Mr. Lawrence’s salary has been increased to $200,000 per annum effective June 25, 2007, and will be further increased to $225,000 per annum upon his relocation to North Carolina, which is to take place within the next three months. In addition, Mr. Lawrence has been granted 100,000 options to purchase shares of our common stock.

From July 2002 to March 2006, Mr. Lawrence served as Executive Director for Loea Corporation. Prior to joining Loea, Mr. Lawrence was Executive Vice President of Mueller Electric. Mr. Lawrence has also held senior positions at Clare Semiconductor and was involved with EXOS, a Boston-based start up that was sold to Microsoft. He holds an Electrical Engineering degree from Boston University.

On June 29, 2007, Doug Lockie resigned as our President.  Mr. Lockie will continue to serve in his position as Chief Technology Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date	July 6, 2007

		By:	/s/ Louis S. Slaughter
Louis S. Slaughter
Chairman of the Board of Directors